Registration No. 333-133560

As filed with the Securities and Exchange Commission on February 20, 2008
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
to
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Visicu, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-2107238
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
217 East Redwood Street, Suite 1900
Baltimore, Maryland 21202-3315
(Address, Including Zip Code, of Principal Executive Offices)
Visicu, Inc. Equity Incentive Plan
(Full Title of Plan)
Frank T. Sample
President, Chief Executive Officer and Chairman of the Board of Directors
Visicu, Inc.
217 East Redwood Street, Suite 1900
Baltimore, Maryland 21202-3315
(410) 276-1960
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

DEREGISTRATION OF SECURITIES
     Visicu, Inc., a Delaware corporation (“Visicu”) is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, File Number 333-133560 (the “Registration Statement”), filed on April 26, 2006, registering 5,133,457 shares of Visicu’s common stock, par value $0.0001 per share (the “Common Stock”), for offer or sale pursuant to the Visicu, Inc. Equity Incentive Plan (the “Plan”).
     On February 20, 2008, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 18, 2007, by and among Visicu, Philips Holding USA Inc., a Delaware corporation (“Philips”), and Ice Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Philips (“Merger Sub”), Visicu became a wholly-owned subsidiary of Philips.
     As provided in the Merger Agreement, each outstanding share of Common Stock was converted into the right to receive $12.00 per share in cash, without interest and less any applicable withholding taxes. Pursuant to the Merger Agreement, Visicu and Philips have taken such actions as are necessary such that Visicu’s Common Stock is no longer issuable under the Plan. In accordance with undertakings made by Visicu in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, Visicu hereby removes from registration all securities of Visicu registered pursuant to the Registration Statement that remain unsold.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on February 20, 2008.

VISICU, INC.

By:	/s/ Frank T. Sample

Name:	Frank T. Sample
Title:	President and Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons, in the capacities indicated, on February 20, 2008.

Signatures	Title

/s/ Frank T. Sample	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

Frank T. Sample

/s/ Vincent E. Estrada	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

Vincent E. Estrada

*	Director

Stuart H. Altman

*	Director

Michael G. Bronfein

*	Director

John K. Clarke

*	Director

Frances M. Keenan

*	Director

Thomas G. McKinley

*	Director

Ralph C. Sabin

*By: /s/ Vincent E. Estrada

Vincent E. Estrada
Attorney-in-fact